Exhibit 4.15

Equity Pledge Agreement

The Equity Pledge Agreement (hereinafter referred to as this “Agreement”) is executed in Beijing on January 11, 2021 by and between:

Pledgee: Abitcool (China) Broadband Inc.

Registered address: Room 10, 3/F, Administrative Service Building, No.6 Zhongxing Road, Hongmei Town, Dongguan

Pledgor: Sheng Chen

Gender: Male

PRC ID card No.: [***]

Address: Room 1502, Unit 2, Building 4, Shangdijiayuan, Haidian District, Beijing

Whereas:

1.    The Pledgor is a citizen of the People’s Republic of China (hereinafter referred to as the “PRC” or “China”), who hold 100% equity interests of WiFire Network Technology (Beijing) Co., Ltd. WiFire Network Technology (Beijing) Co., Ltd. (hereinafter referred to as the “WiFire Network”) is a company registered in Beijing, China which is engaged in technical promotion services, computer system services, and sale of electronic products, computers, software and auxiliary equipment;

2.    The Pledgee is a wholly foreign-owned company registered in Dongguan, China, which is lawfully engaged in technical service business as permitted by relevant PRC government authorities. The Pledgee and WiFire Network, which is owned by the Pledgor, entered into an exclusive technical consulting and service agreement (hereinafter referred to as the “Service Agreement”) on January 11, 2021; and

3.    In order to secure the Pledgee’s normal collection of technical consulting and service fees from WiFire Network, which is owned by the Pledgor, the Pledgor pledges all its equity interests in the WiFire Network as the guarantee for the consulting and service fees under the Service Agreement.

In order to perform the terms of the Service Agreement, the Pledgor and the Pledgee agree as follows upon consultation:

1.      Definitions

Save as otherwise stipulated hereunder, the following terms shall have the following meanings:

1.1	Pledge Right: refers to all contents set out in Article 2 hereof.
1.2	Equity Interests: refer to all 100% equity interests legally held by the Pledgor in WiFire Network.
1.3	Pledge Rate: refers to the percentage of the value of the Equity Interests pledged hereunder to the exclusive technical consulting and service fees under the Service Agreement.

1.4	Term of Pledge: refers to the term specified in Article 3.2 hereof.
1.5	Service Agreement: refers to the Exclusive Technical Consulting and Service Agreement concluded by and between the WiFire Network and the Pledgee on January 11, 2021.
1.6	Event of Default: refers to any circumstances set out in Article 7 hereof.
1.7	Notice of Default: refers to any notice issued by the Pledgee in accordance with this Agreement specifying an Event of Default.

2.      Transfer of the Pledge Right and the Pledge Right

2.1

The Pledgor pledges all its Equity Interests in WiFire Network to the Pledgee. The Pledge Right refers to the priority right the Pledgee owns, with respect to the proceedings arising from selling at a discount, auction of, or selling off the Equity Interests pledged by the Pledgor to the Pledgee.

3.      Pledge Rate and Term of Pledge

3.1	Pledge Rate
3.1.1	The Pledge Rate of the Pledge Right is approximately 100%.
3.2	Term of Pledge
3.2.1

This Agreement shall take effect as of the date when the pledge of the Equity Interests hereunder is recorded in the register of shareholders of WiFire Network and registered at the market supervision and management authority, and the Term of Pledge shall be the same as that of the Service Agreement.

3.2.2

During the Term of Pledge, if WiFire Network fails to pay the technical consulting and service fees pursuant to the Service Agreement, the Pledgee has the right to dispose of the Pledge Right in accordance with this Agreement.

4.      Possession and Management of Pledge Certificates

4.1

During the Term of Pledge, the Pledgor shall deliver the register of shareholders and capital contribution certificate of WiFire Network within one (1) week upon the date hereof, to the Pledgee for its possession.

4.2	The Pledgee shall be entitled to the dividends generated by the Equity Interests.

5.      Representations and Warranties of the Pledgor

5.1	The Pledgor is the lawful owner of the Equity Interests.
5.2	Once the Pledgee intends to exercise the rights as the Pledgee under this

Agreement at any time, it shall be protected from any interference from any other party.

5.3	The Pledgee has the right to dispose of or transfer the Pledge Right in the way as described hereunder.
5.4	The Pledgor has ever created any other pledge right over the Equity Interests except towards the Pledgee.

6.      Covenants from the Pledgor

6.1	During the term of this Agreement, the Pledgor covenants to the Pledgee that,
6.1.1

without prior written consent of the Pledgee, they will not transfer the Equity Interests, or create or allow the existence of any new pledge upon the Equity Interests which may affect the rights and interests of the Pledgee;

6.1.2

they will abide by and exercise all the provisions of laws and regulations in relation to the pledge of rights, and present to the Pledgee any and all notices, directions or suggestions issued or promulgated by competent authorities within five (5) days upon the receipt of such notices, directions or suggestions, and shall comply with such notices, directions or suggestions, or present their opposite opinions and representations regarding the above mentioned issues according to the reasonable request of the Pledgee or with the consent from the Pledgee; and

6.1.3

they shall give prompt notice to the Pledgee regarding any events or received notices that may affect the Equity Interests or any part of the rights affiliated thereto held by the Pledgor, or may change any warranties or obligations of the Pledgor under this Agreement or may affect the performance of the obligations hereunder by the Pledgor.

6.2

The Pledgor agrees that, the right to exercise its rights over the Pledge Right acquired by the Pledgee pursuant to the terms of this Agreement shall not be interfered or impaired by any legal proceedings initiated by the Pledgor, or the successors or agents of the Pledgor or such other person.

6.3

The Pledgor warrants to the Pledgee that, in order to protect or consummate the guaranty provided by this Agreement regarding the payment of the technical consulting and service fees under the Service Agreement, the Pledgor will faithfully sign, or cause any other party which is materially related to the Pledge Right to sign, any and all right certificates and deeds, and/or take, or cause any other party which is materially related to the Pledge Right to take, any and all actions, as required by the Pledgee, and will facilitate the exercise of the rights and authorizations granted to the Pledgee under this Agreement, enter into any amendment to related equity certificate with the Pledgee or the Pledgee’s designated person (individual/legal person), and provide to the Pledgee any and all notices, orders and decisions as deemed necessary by the Pledgee within a reasonable period of time.

6.4

The Pledgor undertakes to the Pledgee it will abide by and perform all warranties, undertakings, agreements, representations and conditions, for the benefit of the Pledgee. The Pledgor shall indemnify the Pledgee any and all losses suffered by it due to the Pledgor’ failure or partial failure in performance of its warranties, undertakings, agreements, representations and conditions.

7.      Event of Default

7.1	Any of the following is deemed as an Event of Default:
7.1.1

Any representation or warranty of the Pledgor under Article 5 of this Agreement is substantially misleading or incorrect, and/or the Pledgor breaches any of their representations and warranties under Article 5 of this Agreement;

7.1.2	The Pledgor breaches its covenants under Article 6 hereof;
7.1.3	The Pledgor breaches any provision hereof;
7.1.4	Except as agreed in Article 6.1.1 hereof, the Pledgor waives the pledged Equity Interests or transfer the pledged Equity Interests without the written consent from the Pledgee;
7.1.5

Any external borrowings, guaranty, indemnification, undertakings or any other repayment liabilities of the Pledgor (1) is required to be repaid or performed early due to their default; or (2) has been due but not yet been repaid or performed, which makes the Pledgee believe that the ability of the Pledgor to perform their obligations under this Agreement has been impaired;

7.1.6	The Pledgor fails to repay general debts or other liabilities;
7.1.7	This Agreement is deemed to be illegal or the Pledgor is unable to continue to perform its obligations hereunder due to promulgation of relevant laws;
7.1.8	Any consent, permit, approval or authorization from the competent authorities necessary for making this Agreement enforceable, legal or valid is revoked, suspended, invalidated or materially amended;
7.1.9

Adverse changes occur with respect to the assets owned by the Pledgor, which makes the Pledgee believe that the ability of the Pledgor to perform their obligations under this Agreement has been impaired; and

7.1.10	Other circumstances occur which make the Pledgee unable to exercise or dispose of the Pledge Right as provided under the relevant laws.
7.2

In the event that the Pledgor is aware of or discover that any issue described in the above Article 7.1 or any other issue which may cause the occurrence of such mentioned issues has occurred, the Pledgor shall give a prompt written notice to the Pledgee.

7.3

Unless the Event of Default specified in above Article 7.1 has been resolved to the satisfaction of the Pledgee, the Pledgee may serve a written Notice of Default to the Pledgor immediately following or at any time after the occurrence of the Event of Default, to require the Pledgor to immediately pay all the due and outstanding amounts and other amounts payable under the Services Agreement or dispose of the Pledge Right in accordance with Article 8 hereof.

8.      Exercise of Pledge Right

8.1	Prior to the full payment of the Consulting Service Fees under the Service Agreement, the Pledgor shall not transfer the Pledge Right without the written consent of the Pledgee.
8.2	In exercising the Pledge Right, the Pledgee shall issue a Notice of Default to the Pledgor.
8.3	Subject to Article 7.3 hereof, the Pledgee may exercise the right to dispose of the Pledge Right at the same time of or at any time after the service of the Notice of Default pursuant to Article 7.3.
8.4

The Pledgee has the right to sell at a discount all or part of the Equity Interests hereunder in accordance with legal procedures or has the priority to receive the proceeds arising from auction of or selling off the Equity Interests, until all the outstanding Consulting Service Fees and such other payable amounts under the Service Agreement have been paid in full.

8.5

When the Pledgee is disposing of the Pledge Right in accordance with this Agreement, the Pledgor should not create any obstacle, and shall provide any necessary assistance, to help the Pledgee realize the Pledge Right.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[Signature Page to Equity Pledge Agreement]

Pledgee: /s/ Abitcool (China) Broadband Inc.

Pledgor: /s/ Sheng Chen

Exhibits:

1.    Shareholders’ Register of  WiFire Network Technology (Beijing) Co., Ltd.;

2.    Capital Contribution Certificate on the Establishment of WiFire Network Technology (Beijing) Co., Ltd.;

3.    Exclusive Technical Consulting and Service Agreement